Exhibit 21.1

LIST OF SUBSIDIARIES OF LPATH, INC.

Subsidiary	Jurisdiction

Lpath Merger Sub, Inc.	Delaware
Lpath Therapeutics, Inc.	Delaware

LIST OF SUBSIDIARIES OF APOLLO ENDOSURGERY, INC.

Subsidiary	Jurisdiction

Apollo Endosurgery International, LLC	Delaware
Apollo Endosurgery UK Ltd	UK
Apollo Endosurgery Costa Rica S.R.L.	Costa Rica
Apollo Endosurgery Australia Pty. Ltd.	Australia
Apollo Endosurgery Brasil Aparelhos Cirugicos Ltda	Brazil
Apollo Endosurgery Canada Ltd.	Canada
Starhealth Distribuidora De Produtos Para a Saude LTDA	Brazil